UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.       Costs Associated with Exit or Disposal Activities.

On December 29, 2009, IntriCon Corporation (the “Company”) decided to exit the non-core thermistor, magnetic and film capacitor business (the “electronics business”) operated by its wholly-owned subsidiary, RTI Electronics, and divest the assets used in the business as part of an orderly liquidation.  The plan, which was approved by the Company’s Board of Directors on December 29, 2009, will begin immediately and is expected to be completed by mid-2010.  The decision to exit the electronics business was made to allow the Company to focus on its core body-worn device segment and to improve the Company’s overall margins and profitability.  In connection with its decision to divest the electronics business, the Company is evaluating the resulting asset impairment and severance charge and currently estimates the amount to approximate $1.4 million to $1.8 million. The estimated charge includes the following: (i) an impairment charge of $685,000 relating to goodwill, (ii) an impairment charge of approximately $350,000 to $650,000 relating to tangible assets, and (iii) approximately $400,000 to $475,000 in employee termination costs.  The majority of the expected charge will be recorded in the Company’s results from discontinued operations for the fourth quarter ended December 31, 2009.  The Company estimates that approximately $400,000 to $475,000 of the estimated total costs will result in future cash expenditures.  Additional losses are possible as the Company completes the divestiture and dissolution of the electronics business.

A copy of the Company’s press release in connection with the plan is furnished as Exhibit 99.1.

Item 2.06.       Material Impairments.

The information set forth above in Item 2.05 is hereby incorporated into Item 2.06 by reference.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IntriCon Corporation

Date: January 5, 2010	By:	/s/ Scott Longval
Scott Longval Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 5, 2010.